Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of
Wheeler Real Estate Investment Trust, Inc.

Report on the Statement
We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Bryan Station (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on October 2, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
November 12, 2014

Bryan Station
Statements of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2014 (unaudited) and the Year Ended December 31, 2013

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(unaudited)
REVENUES:
Rental income	$279,115	$548,681
Tenant reimbursements and other income	56,642	122,174

Total Revenues	335,757	670,855

CERTAIN OPERATING EXPENSES:
Property operating	70,444	115,994
Real estate taxes	17,433	34,865
Repairs and maintenance	—	4,241
Other	4,895	13,004

Total Certain Operating Expenses	92,772	168,104

Excess of Revenues Over Certain Operating Expenses	$242,985	$502,751

See accompanying notes to statements of revenues and certain operating expenses.

Bryan Station
Notes to Statements of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2014 (unaudited) and the Year Ended December 31, 2013

1. Business and Purchase and Sales Agreement

On September 25, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate Investment Trust, L.P. (the “Operating Partnership”), assumed from Wheeler Interests, LLC (“Wheeler Interests”) the Purchase and Sales Agreement (the “Agreement”) to acquire Bryan Station (the “Property”), a 54,397 square foot shopping center located in Lexington, Kentucky for a purchase price of approximately $6.1 million. On October 2, 2014, the Operating Partnership completed the acquisition. The Property is 100% occupied and is anchored by Planet Fitness and Shoe Carnival, which occupy approximately 58% of the total rentable square feet of the center through various leases which expire through August 2032. The Property is shadow anchored by a 73,000 square foot Kroger supermarket.

2. Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of June 30, 2014 (unaudited) and December 31, 2013:

Tenant	June 30, 2014	December 31, 2013
Planet Fitness	26.6%	27.0%
Shoe Carnival	21.4%	20.3%
Cato	14.1%	14.3%
KORT	11.9%	12.1%
The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of June 30, 2014 (unaudited) and December 31, 2013.

Bryan Station
Notes to Statements of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2014 (unaudited) and the Year Ended December 31, 2013
(continued)

3. Revenues (continued)

           The weighted average remaining lease terms for tenants at the property was 8.51 years as of June 30, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of June 30, 2014 (unaudited) and December 31, 2013 were as follows:

		Years Ending December 31,
	Twelve Months Ending June 30,
	(unaudited)
2014	—	$550,708
2015	546,778	539,591
2016	537,195	525,695
2017	417,379	300,277
2018	238,584	188,442
2019	179,707	163,196
Thereafter	2,234,468	2,161,125

	$4,154,111	$4,429,034

The above schedule takes into consideration all renewals and new leases executed subsequent to June 30, 2014 through the date of this report.